Exhibit 99.1

Badger Meter News Release

Karen Bauer
(414) 371-7276
kbauer@badgermeter.com

BADGER METER REPORTS FIRST QUARTER 2025 FINANCIAL RESULTS

Milwaukee, WI, April 17, 2025 - Badger Meter, Inc. (NYSE: BMI) today reported results for the first quarter ended March 31, 2025.

First Quarter 2025 Highlights

•
Total sales of $222.2 million, 13% higher than the prior year’s $196.3 million.
•
Operating earnings increased 35% year-over-year to $49.5 million, with operating profit margins expanding 360 basis points to 22.2% from 18.6%.
•
Diluted earnings per share (EPS) increased 31% to $1.30, up from $0.99 in the comparable prior year quarter.
•
Completed the acquisition of SmartCover on January 30, 2025.

“Steady customer demand and disciplined operating execution drove solid revenue growth and record margins in a strong start to 2025. Our ability to build upon record results reflects the underlying stability of our business model as favorable industry fundamentals drive the need for our innovative smart water solutions,” said Kenneth C. Bockhorst, Chairman, President and Chief Executive Officer. “Since closing the acquisition of SmartCover in late January, we’ve made swift progress in our integration efforts. We remain encouraged by the positive feedback received from customers on the addition of SmartCover’s sewer and lift-station monitoring capabilities to our BlueEdge® portfolio of tailorable water management solutions. I’d like to thank all of our dedicated employees for working together to deliver these solid results.”

First Quarter Operating Results

Utility water sales increased 16% year-over-year, including two months of the SmartCover acquisition. Excluding SmartCover, utility water sales increased 12%, the result of ongoing customer adoption across the suite of digital smart water solutions, led by increased mechanical and E-Series Ultrasonic meter, ORION® Cellular radio endpoint and BEACON® SaaS sales.

Sales of flow instrumentation products declined 5%, with modest growth in water-related markets offset by lower demand in the de-emphasized array of market applications. Notably, sales increased sequentially 7% from the fourth quarter of the prior year.

Operating earnings increased 35% year-over-year, with operating margins improving 360 basis points to a record 22.2% from the prior year’s 18.6%. Gross margin was 42.9%, up 360 basis points year-over-year from 39.3% in the comparable prior year quarter. The record gross margin percent was the result of especially favorable product and customer sales mix, as well as benefits from operational excellence initiatives. Tariff and related impacts in the first quarter of 2025 were de minimis.

Total Selling, Engineering and Administration (SEA) expenses increased $5.4 million, or 13% year-over-year, due primarily to the inclusion of SmartCover, including approximately $1.1 million of intangible asset amortization. Excluding the acquisition, SEA expenses increased $2.2 million or 5%. In total, SEA as a percent of sales remained flat at 20.7%.

The tax rate for the first quarter of 2025 was 24.4%, modestly above the prior year’s 23.5%. As a result of the above, as well as lower interest income resulting from the acquisition capital deployed, EPS was $1.30, up 31% compared to $0.99 in the comparable prior year period.

Outlook

Bockhorst continued, “Our first quarter results demonstrate the resilience and durability of our replacement-driven business amidst a volatile macroeconomic environment. As previously communicated, we will face difficult prior-year comparisons in the upcoming second quarter of 2025. Nevertheless, the attractive fundamentals of the water industry, and our ability to add value to customers with an innovative and reliable portfolio of solutions, support our average high-single-digit long-term revenue growth outlook.

We delivered record gross margins in the first quarter, benefiting from a notably favorable combination of product and customer sales mix. While this clearly demonstrates that the structural mix benefit of technology adoption within our business is real, given the evolving tariff picture and related uncertainty, we believe it is prudent to maintain our normalized gross margin range of 38-40% at this time. At present, we are confident in our ability to manage certain tariff-related cost challenges. Our history of strong operational execution, particularly in the management of our supply chain, manufacturing footprint, and value-based pricing strategy, underscores our proven ability to control what we can control in a turbulent economic environment.

The addition of SmartCover earlier this year emphasizes the growing extensibility and appeal of our BlueEdge suite of products and services. Our customers continue to feel the impact of extreme weather events, which makes SmartCover’s stormwater management offering a compelling part of our portfolio. Although still early in the integration, we’re on track for delivering anticipated sales and cost synergies. Importantly, our solid balance sheet gives us the financial flexibility to fund the capital allocation priorities supporting our long-term strategy, including value-added, disciplined acquisitions.

Bockhorst concluded, “We were proud to be named for the third consecutive year to Barron's 2025 list of 100 Most Sustainable Companies. We carry a responsibility for protecting the world’s most precious resource. This gives our employees a sense of purpose, which powers our innovation engine, delivers solutions to our end markets, and generates steady long-term shareholder value.”

Conference Call and Webcast Information

Badger Meter management will hold a conference call to discuss the Company’s first quarter 2025 results today, Thursday April 17, 2025 at 10:00 AM Central/11:00 AM Eastern time. The listen-only webcast and related presentation can be accessed via the Investor section of our website. Participants can also register to take part in the call using this online registration link:

https://www.netroadshow.com/events/login?show=7857e434&confId=79909.

Safe Harbor Statement

Certain statements contained in this news release, as well as other information provided from time to time by Badger Meter, Inc. (the “Company”) or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those statements. The Company’s results are subject to general economic conditions, variation in demand from customers, continued market acceptance of new products, the successful integration of acquisitions, competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, tax reform and foreign currency risk. See the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors, which are incorporated herein by reference. Badger Meter disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Badger Meter

With more than a century of water technology innovation, Badger Meter provides comprehensive water management solutions through its BlueEdge® suite. This tailorable portfolio of smart measurement hardware, reliable communications, data visualization and analytics software and ongoing support and industry expertise give customers the edge in optimizing their operations and contributing to the sustainable use and protection of the world’s most precious resource. For more information, visit www.badgermeter.com.

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(in thousands, except share and earnings per share data)

		Three Months Ended March 31,
		2025	2024
		(Unaudited)	(Unaudited)

Net sales		$222,211	$196,280

Cost of sales		126,774	119,102

Gross margin		95,437	77,178

Selling, engineering and administration		46,012	40,600

Operating earnings		49,425	36,578

Interest income, net		(1,334)	(1,526)
Other pension and postretirement (income) costs		(28)	12

Earnings before income taxes		50,787	38,092

Provision for income taxes		12,389	8,961

Net earnings		$38,398	$29,131

Earnings per share:

	Basic	$1.31	$0.99

	Diluted	$1.30	$0.99

Shares used in computation of earnings per share:

	Basic	29,378,491	29,320,483

	Diluted	29,564,797	29,494,488

-more-

BADGER METER, INC.

CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

Assets	March 31,	December 31,
	2025	2024
	(Unaudited)

Cash and cash equivalents	$131,358	$295,305
Receivables	111,855	84,325
Inventories	149,405	143,408
Prepaid expenses and other current assets	18,959	17,078
Total current assets	411,577	540,116

Net property, plant and equipment	75,687	74,260
Intangible assets, at cost less accumulated amortization	131,091	45,066
Other long-term assets	49,703	45,201
Goodwill	231,538	111,770
Total assets	$899,596	$816,413

Liabilities and Shareholders' Equity

Payables	$73,789	$55,659
Accrued compensation and employee benefits	17,298	34,912
Other current liabilities	49,930	27,634
Total current liabilities	141,017	118,205

Deferred income taxes	24,287	3,652
Long-term employee benefits and other	92,606	88,324
Shareholders' equity	641,686	606,232
Total liabilities and shareholders' equity	$899,596	$816,413

-more-

BADGER METER, INC.

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2025	2024
	(Unaudited)	(Unaudited)
Operating activities:
Net earnings	$38,398	$29,131
Adjustments to reconcile net earnings to net cash provided by operations:
Depreciation	2,804	2,892
Amortization	5,478	5,118
Noncurrent employee benefits	37	1
Stock-based compensation expense	1,828	1,271
Changes in:
Receivables	(20,497)	(9,164)
Inventories	(120)	(6,405)
Payables	16,294	7,960
Prepaid expenses and other assets	(4,107)	(8,065)
Other liabilities	(7,088)	(1,279)
Total adjustments	(5,371)	(7,671)
Net cash provided by operations	33,027	21,460

Investing activities:
Property, plant and equipment expenditures	(2,966)	(2,676)
Acquisitions, net of cash acquired	(184,937)	(3,000)
Net cash used for investing activities	(187,903)	(5,676)

Financing activities:
Dividends paid	(10,017)	(7,942)
Proceeds from exercise of stock options	68	230
Net cash used for financing activities	(9,949)	(7,712)
Effect of foreign exchange rates on cash	878	(544)

(Decrease) increase in cash and cash equivalents	(163,947)	7,528
Cash and cash equivalents - beginning of period	295,305	191,782

Cash and cash equivalents - end of period	$131,358	$199,310

###